Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and to the incorporation by reference of our report dated August 27, 2018, in the Registration Statement (Form N-1A) of RMB Investors Trust for the year ended June 30, 2018, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 120 to the Registration Statement under the Securities Act of 1933 (Registration No. 002-17226).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 21, 2019

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of RMB Funds with respect to the filing of the Prospectus and Statement of Additional Information for the RMB Small Cap Fund, RMB SMID Cap Fund, and RMB Dividend Growth Fund, each a series of RMB Investors Trust.

/s/Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
June 17, 2019